Exhibit 1.5

Pivotal Joins Microsoft on the Get Ready
for SQL Server 2005 Roadshow

The Get Ready for SQL Server 2005 Roadshow kicks off in Boston April 19

FOR IMMEDIATE RELEASE

Vancouver, BC – April 19, 2005 – Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, today announced that it will join Microsoft on the SQL Server 2005 Roadshow April 19 through May 19.

Produced by the Windows IT Pro Group, which includes SQL Server Magazine, the Get Ready for SQL Server 2005 Roadshow is a traveling showcase providing a full day of information about installation, upgrading, engine enhancements and migration to the new server. The information will be presented in three tracks – administration, development and business intelligence – to more precisely address the interests of the various IT professionals who will be attending the show.

Gold Certification is the highest level of accreditation in Microsoft’s world-wide Partner Program and recognizes Microsoft’s partners for their ability to drive business success for customers, by leveraging their technology skills in conjunction with Microsoft solutions. As a Gold Certified Microsoft Partner, Pivotal will join Microsoft at roadshow sessions and participate in the Partner Pavilion. Throughout the tour, Pivotal will preview Pivotal Analytics – built 100% on Microsoft Analytics Services. Attendees will also get answers to their questions on how Pivotal and Microsoft are working together to help customers take advantage of SQL Server 2005 enhancements in upcoming Pivotal releases including Pivotal CRM and Pivotal Analytics.

Roadshow Cities and Dates:

Boston, Massachusetts – April 19

New York, New York – April 21

Anaheim, California – April 26

San Francisco, California – April 28

Chicago, Illinois – May 12

Dallas, Texas – May 19

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation (NASDAQ: CHINA – News), is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises – a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,800 companies around the world have licensed Pivotal including: Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, AvMed Health Plans, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to how efforts by Pivotal and Microsoft to work together will allow customers to take advantage of SQL Server 2005 enhancements in upcoming Pivotal releases. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, the risks involved in developing software solutions and integrating them with third-party software and services and the ability of Pivotal to enhance products to using the new version of SQL server, and the ability of Microsoft and Pivotal to maintain and build their relationships as Pivotal enhances its products. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.